Exhibit 99.1

News Release

National Penn Bancshares, Inc. Reports
Fourth Quarter and Full Year 2013 Results

Company Release - January 23, 2014

•	Quarterly adjusted net income[1] of $0.17 per share resulting in return on average assets[1] of 1.19%

•	Fourth quarter 2013 reported net income of $0.15 per share including a non-recurring charge

•	Full-year 2013 net interest margin of 3.51% compared to 3.50% for 2012

•	Operating expenses[1] increased less than 1% over the prior year

•	First quarter 2014 cash dividend of $0.10 cents per common share declared

BOYERTOWN, PA., January 23, 2014 -- National Penn Bancshares, Inc. (Nasdaq: NPBC) reported earnings per diluted share of $0.15 in the fourth quarter of 2013, inclusive of a restructuring charge. The restructuring charge related to previously announced expense reduction initiatives, including the rationalization of the branch franchise. Adjusted earnings1 were $0.17 per diluted share, or $25.1 million, resulting in an adjusted return on average assets1 of 1.19%. For 2013, reported earnings were $0.37 per diluted share, while adjusted earnings1 were $98.1 million or $0.67 per diluted share, compared to $98.5 million or $0.66 per diluted share for 2012. The adjusted return on average assets1 for 2013 was 1.18%.

“The consistency of our financial performance with such a strong return on assets is a tribute to the efforts of our entire team,” said Scott V. Fainor, president and CEO of National Penn. “Our ability to maintain our net interest margin in a prolonged low interest rate environment, and our continued focus on asset quality and expense control distinguishes National Penn.”

The net interest margin was 3.51% for 2013, compared to 3.50% for 2012. In the fourth quarter, the net interest margin was 3.51%, compared to 3.49% in the prior quarter. The restructuring of longer term debt in the first quarter of 2013 and continued focus on deposit pricing resulted in the cost of interest bearing liabilities declining to 0.59% for 2013 from 1.00% for 2012. This reduction in interest expense, coupled with commercial loan growth of 3.5% for the year, offset the impact of lower asset yields due to the current rate environment.

Asset quality remained strong during the year with classified loans declining $27 million, or 12%, in the fourth quarter, and $70 million, or 27%, during 2013. Non-performing loans were less than 1% of total loans at December 31, 2013 and net loan charge-offs declined by approximately $4 million from the prior year. These trends supported a provision for loan losses of $5.3 million for 2013, compared to $8.0 million for 2012. The allowance for loan losses was 183% of non-performing loans and 1.81% of total loans at December 31, 2013.

Operating expenses1, excluding non-recurring items, increased by less than 1% year-over-year and declined by 3% during the fourth quarter of 2013 compared to the prior quarter. Operating expenses have been managed to a stable level over the last three years. Other income grew modestly as wealth management revenue increases were offset by declining mortgage banking income as refinance activity slowed during the year.

At December 31, 2013, the Company’s total risk based capital and tangible common equity1 to tangible assets ratios were 16.63% and 10.31%, respectively. This strong capital base resulted in the Board of Directors authorizing the repurchase of up to 5% of the Company’s outstanding shares during 2014 and the declaration of a first quarter 2014 cash dividend of ten cents per common share, payable on February 14, 2014 to shareholders of record as of February 1, 2014.

The restructuring charge includes the consolidation of nine branch locations, the consolidation of administrative facilities including relocation to the new corporate headquarters, and reductions in staff.

Scott V. Fainor stated, “I am optimistic that the loan growth we realized in the quarter provides momentum for 2014. The strength of National Penn’s balance sheet and the expense reduction initiatives provide us with a solid base from which to grow.”

Media Contact:    Jacklyn Bingaman, Marketing
(610) 369-6002 or jacklyn.bingaman@nationalpenn.com

Investor Contact:    Michelle H. Debkowski, Investor Relations
(484) 709-3316 or michelle.debkowski@nationalpenn.com
__________
# # #
About National Penn Bancshares, Inc.:

National Penn Bancshares, Inc., with approximately $8.6 billion in assets, is a bank holding company based in Pennsylvania.  Headquartered in Boyertown, National Penn Bank operates 120 branch offices comprising 119 branches in Pennsylvania and one branch in Maryland.

National Penn’s financial services affiliates are National Penn Wealth Management, N.A., including its National Penn Investors Trust Company division; National Penn Capital Advisors, Inc.; Institutional Advisors LLC; and National Penn Insurance Services Group, Inc., including its Higgins Insurance and Caruso Benefits Group divisions.

National Penn Bancshares, Inc. common stock is traded on the Nasdaq Stock Market under the symbol “NPBC”. Please visit our Web site at www.nationalpennbancshares.com  to see our regularly posted material information.

1Statement Regarding Non-GAAP Financial Measures:

This release, including the attached Financial Highlights and financial data tables, contains supplemental financial information determined by methods other than in accordance with Accounting Principles Generally Accepted in the United States of America (“GAAP”). National Penn’s management uses these non-GAAP measures in its analysis of National Penn’s performance. These measures should not be considered a substitute for GAAP basis measures nor should they be viewed as a substitute for operating results determined in accordance with GAAP. Management believes the presentation of the following non-GAAP financial measures, which exclude the impact of the specified items, provides useful supplemental information that is essential to a proper understanding of the financial results of National Penn.

•Tangible common equity excludes goodwill and intangible assets and preferred equity. Banking and financial institution regulators also exclude goodwill and intangible assets from shareholders’ equity when assessing the capital adequacy of a financial institution. Tangible common equity provides a method to assess the Company’s tangible capital trends.

•Tangible book value expresses tangible common equity on a per share basis. Tangible book value provides a method to assess the level of tangible net assets on a per share basis.

•Adjusted net income and return on average assets exclude the effects of certain gains and losses, adjusted for taxes when applicable. Adjusted net income and return on average assets provide methods to assess earnings performance by excluding items that management believes are not comparable among the periods presented.

•Efficiency ratio expresses operating expenses as a percentage of fully-taxable equivalent net interest income plus non-interest income. Operating expenses exclude items from non-interest expense that management believes are not comparable among the periods presented. Non-interest income is also adjusted to exclude items that management believes are not comparable among the periods presented. Efficiency ratio is used as a method for management to assess its operating expense level and to compare to financial institutions of varying sizes.

Management believes the use of non-GAAP measures will help readers compare National Penn’s current results to those of prior periods as presented in the accompanying Financial Highlights and financial data tables.

Cautionary Statement Regarding Forward-Looking Information:

This release contains forward-looking information about National Penn Bancshares, Inc. that is intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,’’ “project,” ”could,” “plan,’’ “goal,” “potential,” “pro forma,” “seek,” “intend,’’ or “anticipate’’ or the negative thereof or comparable terminology, and include discussions of strategy, financial projections, guidance and estimates (including their underlying assumptions), statements regarding plans, objectives, expectations or consequences of announced transactions, and statements about the future performance, operations, products and services of National Penn and its subsidiaries. National Penn cautions readers not to place undue reliance on these statements.

National Penn’s business and operations are subject to a variety of risks, uncertainties and other factors. Consequently, actual results and experience may materially differ from those contained in any forward-looking statements. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: difficult conditions in the capital markets and the economy generally, regulatory requirements or other actions mandated by National Penn’s regulators, recent and ongoing changes to the state and federal regulatory schemes under which National Penn and other financial services companies operate (including the Dodd-Frank Act and regulations adopted or to be adopted to implement that Act), delayed improvement in the credit quality of loans, the effect of credit risk exposure, the ability to strategically manage our capital position and to raise capital, allowance for loan losses may prove inadequate, variations in interest rates, unanticipated costs from our corporate relocation plan, the geographic concentration of National Penn’s operations, declines in the value of National Penn’s assets and the effect of any resulting impairment charges, competition for personnel and from other financial institutions, interruptions or breaches of National Penn’s security systems, the development and maintenance of National Penn’s information technology, potential dilution of National Penn’s shareholders, the ability of National Penn and its subsidiaries to pay dividends, severe weather and natural disasters, and the nature and frequency of litigation and other similar proceedings to which National Penn may be a party . These risks and others are described in greater detail in National Penn’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as well as in National Penn’s Quarterly Reports on Form 10-Q and other documents filed by National Penn with the SEC after the date thereof. National Penn makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances occurring or existing after the date any forward-looking statement is made.

Financial Update for National Penn Bancshares, Inc. (NPBC) for 12/31/2013

Unaudited, dollars in thousands except share and per share data
	As of
	12/31/2013	9/30/2013	12/31/2012
SUMMARY BALANCE SHEET
Total assets	$8,582,213	$8,424,623	$8,529,522
Investment securities and other securities	2,381,475	2,364,681	2,334,739
Total loans	5,338,219	5,282,691	5,240,882
Deposits	6,072,578	6,435,456	5,935,565
Borrowings	1,282,289	761,506	1,344,324
Shareholders' equity	1,122,231	1,131,278	1,161,292
Tangible book value per common share (2)	$5.88	$5.94	$6.15
Tangible common equity / tangible assets (2)	10.31%	10.61%	10.80%

	Three Months Ended				Twelve Months Ended
	12/31/2013	9/30/2013	12/31/2012		12/31/2013		12/31/2012
EARNINGS
Total interest income	$72,085	$71,498	$77,174		$288,279		$316,828
Total interest expense	8,013	8,386	13,739		36,217		62,822
Net interest income	64,072	63,112	63,435		252,062		254,006
Provision for loan losses	1,000	1,250	2,000		5,250		8,000
Net interest income after provision for loan losses	63,072	61,862	61,435		246,812		246,006
Net (losses) gains from fair value changes on subordinated debentures	—	—	(253)		2,111		683
Net gains (losses) on investment securities	—	7	4		54		(273)
Other non-interest income	22,714	24,801	24,755		95,902		95,558
Loss on debt extinguishment	—	—	—		64,888		—
Corporate reorganization expense	6,000	—	—		6,000		—
Other non-interest expense	51,833	53,603	52,262		211,023		210,310
Income before income taxes	27,953	33,067	33,679		62,968		131,664
Income tax expense	6,741	8,507	8,535		9,581		32,754
Net income	$21,212	$24,560	$25,144		$53,387		$98,910

PERFORMANCE RATIOS
Net interest margin	3.51%	3.49%	3.46%		3.51%		3.50%
Return on average assets	1.00%	1.17%	1.19%		0.64%		1.17%
Adjusted return on average assets (3)	1.19%	1.17%	1.19%		1.18%		1.17%
Return on average shareholders' equity	7.44%	8.78%	8.33%		4.72%		8.25%
Return on average tangible common equity (1)	9.73%	11.55%	10.74%		6.18%		10.66%
Adjusted return on average tangible common equity	11.51%	11.55%	10.81%		11.36%		10.62%
Efficiency ratio (4)	57.00%	58.16%	56.40%		57.80%		57.12%

PER SHARE
Basic earnings	$0.15	$0.17	$0.17		$0.37		$0.66
Diluted earnings	0.15	0.17	0.17		0.37		0.66
Dividends	0.10	0.10	0.20	(a)	0.30	(a)	0.41	(a)
Average shares - basic	145,761,496	145,669,300	148,304,167		145,602,670		150,566,098
Average shares - diluted	146,244,467	146,124,821	148,610,097		146,044,058		150,859,995

(1) RECONCILIATION TABLES FOR NON-GAAP FINANCIAL MEASURES
	Three Months Ended				Twelve Months Ended
	12/31/2013		9/30/2013	12/31/2012	12/31/2013		12/31/2012
Return on average tangible common equity
Return on average shareholders' equity	7.44%		8.78%	8.33%	4.72%		8.25%
Effect of goodwill and intangibles	2.29%		2.77%	2.41%	1.46%		2.41%
Return on average tangible common equity	9.73%		11.55%	10.74%	6.18%		10.66%
Average tangible equity
Average shareholders' equity	$1,130,839		$1,110,981	$1,200,514	$1,130,264		$1,198,948
Average goodwill and intangibles	(265,516)		(266,326)	(269,495)	(266,851)		(271,384)
Average tangible common equity	$865,323		$843,755	$931,019	$863,413		$927,564

Adjusted net income reconciliation
Net income	$21,212		$24,560	$25,144	$53,387		$98,910
After tax unrealized fair value loss (gain) on subordinated debentures	—		—	164	(1,372)		(444)
After tax loss on debt extinguishment	—		—	—	42,177		—
After tax corporate reorganization expense	3,900		—	—	3,900		—
Adjusted net income	$25,112		$24,560	$25,308	$98,092		$98,466

Earnings per share
Net income	$0.15		$0.17	$0.17	$0.37		$0.66
After tax unrealized fair value loss (gain) on subordinated debentures	—		—	—	(0.01)		—
After tax loss on debt extinguishment	—		—	—	0.29		—
After tax corporate reorganization expense	0.03		—	—	0.03		—
Adjusted net income	$0.17	(b)	$0.17	$0.17	$0.67	(b)	$0.66

(a) In lieu of a 1st quarter 2013 cash dividend, the Company paid an additional dividend of $0.10 per share in the 4th quarter of 2012.
(b) Difference in summation of quarterly and year-to-date adjusted net income due to rounding.

Financial Update for National Penn Bancshares, Inc. (NPBC) for 12/31/2013

Unaudited, dollars in thousands except share and per share data
	As of
	12/31/2013	9/30/2013	6/30/2013	3/31/2013	12/31/2012
BALANCE SHEET - ASSETS
Cash and due from banks	$102,241	$137,795	$118,575	$87,588	$145,688
Interest-earning deposits with banks	181,282	78,895	63,193	93,024	282,440
Total cash and cash equivalents	283,523	216,690	181,768	180,612	428,128

Investment securities available-for-sale, at fair value	1,879,284	1,875,676	1,799,831	1,813,348	1,802,213
Investment securities held-to-maturity	438,445	444,898	452,275	458,041	464,166
Other securities	63,746	44,107	61,252	62,159	68,360
Loans held-for-sale	4,951	2,752	12,289	14,934	14,330

Loans	5,333,268	5,279,939	5,249,007	5,234,839	5,226,552
Allowance for loan losses	(96,367)	(100,763)	(104,533)	(107,164)	(110,955)
Loans, net	5,236,901	5,179,176	5,144,474	5,127,675	5,115,597

Premises and equipment, net	96,232	93,871	94,673	95,592	96,334
Accrued interest receivable	27,130	27,831	28,453	29,524	28,526
Bank owned life insurance	147,869	146,906	145,670	144,452	143,242
Other real estate owned and other repossessed assets	1,278	1,569	1,899	2,729	3,029
Goodwill	258,279	258,279	258,279	258,279	258,279
Other intangible assets, net	6,854	7,656	8,470	9,533	10,614
Unconsolidated investments	8,713	9,177	8,673	9,354	11,347
Other assets	129,008	116,035	118,579	117,545	85,357
TOTAL ASSETS	$8,582,213	$8,424,623	$8,316,585	$8,323,777	$8,529,522

BALANCE SHEET - LIABILITIES
Non-interest bearing deposits	$970,051	$1,026,546	$942,127	$919,783	$891,401
Interest bearing deposits	5,102,527	5,408,910	5,080,336	5,264,277	5,044,164
Total deposits	6,072,578	6,435,456	6,022,463	6,184,060	5,935,565

Customer repurchase agreements	551,736	521,779	547,736	549,894	560,065
Repurchase agreements	50,000	50,000	50,000	175,000	75,000
Short-term borrowings	—	—	—	—	100,000
Federal Home Loan Bank advances (c)	603,232	112,406	414,142	119,877	464,632
Subordinated debentures	77,321	77,321	77,321	77,321	144,627
Accrued interest payable and other liabilities	105,115	96,383	89,165	80,827	88,341
TOTAL LIABILITIES	7,459,982	7,293,345	7,200,827	7,186,979	7,368,230

BALANCE SHEET - SHAREHOLDERS' EQUITY
Common stock	1,387,966	1,387,052	1,386,178	1,385,255	1,387,644
Accumulated deficit	(175,990)	(182,628)	(192,623)	(203,084)	(185,680)
Accumulated other comprehensive (loss) income	(30,792)	(13,504)	(17,189)	15,981	24,329
Treasury stock	(58,953)	(59,642)	(60,608)	(61,354)	(65,001)
TOTAL SHAREHOLDERS' EQUITY	1,122,231	1,131,278	1,115,758	1,136,798	1,161,292

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$8,582,213	$8,424,623	$8,316,585	$8,323,777	$8,529,522

PER SHARE DATA
Book value	$7.70	$7.76	$7.66	$7.81		$8.00
Tangible book value (2)	$5.88	$5.94	$5.83	$5.97		$6.15
Dividends - quarterly	$0.10	$0.10	$0.10	$—	(a)	$0.20	(a)
Shares outstanding (end of period, net of treasury)	145,798,751	145,723,276	145,608,945	145,551,796		145,163,585

(2) RECONCILIATION TABLE FOR NON-GAAP FINANCIAL MEASURES
Total shareholders' equity	$1,122,231	$1,131,278	$1,115,758	$1,136,798		$1,161,292
Goodwill and intangibles	(265,133)	(265,935)	(266,749)	(267,812)		(268,893)
Tangible common equity	$857,098	$865,343	$849,009	$868,986		$892,399
Shares outstanding	145,798,751	145,723,276	145,608,945	145,551,796		145,163,585
Tangible book value per share	$5.88	$5.94	$5.83	$5.97		$6.15

Total assets	$8,582,213	$8,424,623	$8,316,585	$8,323,777		$8,529,522
Goodwill and intangibles	(265,133)	(265,935)	(266,749)	(267,812)		(268,893)
Tangible assets	$8,317,080	$8,158,688	$8,049,836	$8,055,965		$8,260,629
Tangible common equity/tangible assets	10.31%	10.61%	10.55%	10.79%		10.80%

(3) RECONCILIATION TABLE FOR NON-GAAP FINANCIAL MEASURES
Adjusted net income (1)	$25,112	$24,560	$25,019	$23,401		$25,308
Average assets	$8,384,990	$8,310,626	$8,326,499	$8,298,815		$8,440,642
Adjusted return on average assets (annualized)	1.19%	1.17%	1.21%	1.14%		1.19%

(c) Net of unamortized prepayment fees of $65.5 at December 31, 2012.

Financial Update for National Penn Bancshares, Inc. (NPBC) for 12/31/2013

Unaudited, dollars in thousands except share and per share data
	For the Quarter Ended					For the Twelve Months Ended
	12/31/2013	9/30/2013	6/30/2013	3/31/2013	12/31/2012	12/31/2013	12/31/2012
INTEREST INCOME
Loans, including fees	$54,600	$54,577	$55,260	$55,721	$59,005	$220,158	$242,681
Investment securities
Taxable	10,912	10,105	9,795	9,685	10,050	40,497	42,725
Tax-exempt	6,534	6,768	7,005	7,114	7,233	27,421	30,052
Deposits with banks	39	48	41	75	886	203	1,370
Total interest income	72,085	71,498	72,101	72,595	77,174	288,279	316,828
INTEREST EXPENSE
Deposits	5,166	5,468	5,831	5,914	6,177	22,379	26,822
Customer repurchase agreements	407	440	460	498	510	1,805	2,116
Repurchase agreements	615	614	623	719	802	2,571	3,475
Short-term borrowings	—	—	—	41	1	41	1
Federal Home Loan Bank advances	1,287	1,325	1,383	2,334	4,410	6,329	22,983
Subordinated debentures	538	539	550	1,465	1,839	3,092	7,425
Total interest expense	8,013	8,386	8,847	10,971	13,739	36,217	62,822
Net interest income	64,072	63,112	63,254	61,624	63,435	252,062	254,006
Provision for loan losses	1,000	1,250	1,500	1,500	2,000	5,250	8,000
Net interest income after provision for loan losses	63,072	61,862	61,754	60,124	61,435	246,812	246,006
NON-INTEREST INCOME
Wealth management	6,609	6,883	6,986	6,831	6,224	27,309	24,629
Service charges on deposit accounts	3,827	3,894	3,743	3,770	4,140	15,234	15,863
Insurance commissions and fees	3,028	3,071	3,326	3,267	3,113	12,692	12,858
Cash management and electronic banking fees	4,782	4,860	4,821	4,451	4,761	18,914	18,514
Mortgage banking	902	1,621	2,122	1,855	2,498	6,500	7,640
Bank owned life insurance	1,389	1,260	1,239	1,228	1,326	5,116	5,109
Earnings (losses) of unconsolidated investments	57	661	6	(14)	138	710	1,487
Other operating income	2,120	2,551	2,703	2,053	2,555	9,427	9,458
Net gains (losses) from fair value changes on subordinated debentures	—	—	—	2,111	(253)	2,111	683
Net gains (losses) on sales of investment securities	—	7	22	25	4	54	(119)
Impairment losses on investment securities:
Impairment related losses on investment securities	—	—	—	—	—	—	(154)
Non credit-related losses on securities not expected to be sold recognized in other comprehensive income before tax	—	—	—	—	—	—	—
Net impairment losses on investment securities	—	—	—	—	—	—	(154)
Total non-interest income	22,714	24,808	24,968	25,577	24,506	98,067	95,968

NON-INTEREST EXPENSE
Salaries, wages and employee benefits	30,998	31,704	31,247	30,873	30,789	124,822	124,959
Premises and equipment	7,721	7,724	7,511	7,491	7,396	30,447	28,824
FDIC insurance	1,356	1,404	1,494	1,213	1,162	5,467	4,896
Other operating expenses	11,758	12,771	12,901	12,857	12,915	50,287	51,631
Loss on debt extinguishment	—	—	—	64,888	—	64,888	—
Corporate reorganization expense	6,000	—	—	—	—	6,000	—
Total non-interest expense	57,833	53,603	53,153	117,322	52,262	281,911	210,310
Income (loss) before income taxes	27,953	33,067	33,569	(31,621)	33,679	62,968	131,664
Income tax expense (benefit)	6,741	8,507	8,550	(14,217)	8,535	9,581	32,754
NET INCOME (LOSS)	$21,212	$24,560	$25,019	$(17,404)	$25,144	$53,387	$98,910

PER SHARE
Basic earnings	$0.15	$0.17	$0.17	$(0.12)	$0.17	$0.37	$0.66
Diluted earnings	$0.15	$0.17	$0.17	$(0.12)	$0.17	$0.37	$0.66
Average shares - basic	145,761,496	145,669,300	145,580,155	145,394,967	148,304,167	145,602,670	150,566,098
Average shares - diluted	146,244,467	146,124,821	145,997,009	145,394,967	148,610,097	146,044,058	150,859,995

SUPPLEMENTAL DATA (annualized, average)
Return on assets	1.00%	1.17%	1.21%	NM	1.19%	0.64%	1.17%
Adjusted return on assets (3)	1.19%	1.17%	1.21%	1.14%	1.19%	1.18%	1.17%
Return on shareholders' equity	7.44%	8.78%	8.82%	NM	8.33%	4.72%	8.25%
Return on tangible common equity (1)	9.73%	11.55%	11.53%	NM	10.74%	6.18%	10.66%
Adjusted return on tangible common equity	11.51%	11.55%	11.53%	10.85%	10.81%	11.36%	10.62%
Efficiency ratio (4)	57.00%	58.16%	57.43%	58.61%	56.40%	57.80%	57.12%

(4) RECONCILIATION TABLE FOR NON-GAAP FINANCIAL MEASURES
Efficiency Ratio Calculation
Non-interest expense	$57,833	$53,603	$53,153	$117,322	$52,262	$281,911	$210,310
Less:
Loss on debt extinguishment	—	—	—	64,888	—	64,888	—
Corporate reorganization expense	6,000	—	—	—	—	6,000	—
Operating expenses	$51,833	$53,603	$53,153	$52,434	$52,262	$211,023	$210,310

Net interest income (taxable equivalent)	$68,223	$67,371	$67,610	$66,015	$67,909	$269,219	$272,622

Non-interest income	22,714	24,808	24,968	25,577	24,506	98,067	95,968
Less:
Net gains (losses) from fair value changes on subordinated debentures	—	—	—	2,111	(253)	2,111	683
Net gains (losses) on investment securities	—	7	22	25	4	54	(273)
Adjusted revenue	$90,937	$92,172	$92,556	$89,456	$92,664	$365,121	$368,180

Efficiency Ratio	57.00%	58.16%	57.43%	58.61%	56.40%	57.80%	57.12%

"NM" - Denotes a value displayed as a percentage is not meaningful

Financial Update for National Penn Bancshares, Inc. (NPBC) for 12/31/2013

Unaudited, dollars in thousands except share and per share data
	For the Quarter Ended					For the Twelve Months Ended
CHARGE-OFFS	12/31/2013	9/30/2013	6/30/2013	3/31/2013	12/31/2012	12/31/2013	12/31/2012

Loan charge-offs	$7,523	$5,774	$5,314	$6,382	$5,876	$24,993	$28,498
Recoveries on loans	(2,127)	(754)	(1,183)	(1,091)	(1,289)	(5,155)	(4,813)
Net loan charge-offs	$5,396	$5,020	$4,131	$5,291	$4,587	$19,838	$23,685
Net loan charge-offs to average loans (annualized)	0.41%	0.38%	0.32%	0.41%	0.35%	0.38%	0.46%

NET CHARGE-OFF DETAIL
Commercial and industrial loans	$5,157	$3,059	$2,065	$1,869	$2,029	$12,150	$10,266

Commercial real estate-permanent	(523)	909	396	282	301	1,064	3,310
Commercial real estate-construction	(167)	(29)	93	318	266	215	2,546
Total commercial real estate loans	(690)	880	489	600	567	1,279	5,856

Residential mortgages	56	209	522	1,333	988	2,120	2,618
Home equity lines and loans	439	423	903	747	515	2,512	3,291
All other consumer loans	434	449	152	742	488	1,777	1,654
Total consumer loans	929	1,081	1,577	2,822	1,991	6,409	7,563

Net loans charged-off	$5,396	$5,020	$4,131	$5,291	$4,587	$19,838	$23,685

	As of
ASSET QUALITY AND OTHER DATA	12/31/2013	9/30/2013	6/30/2013	3/31/2013	12/31/2012

Non-accrual commercial and industrial loans	$14,935	$23,101	$23,023	$23,323	$24,653

Non-accrual commercial real estate-permanent	4,258	3,760	5,129	5,489	2,984
Non-accrual commercial real estate-construction	12,128	5,345	5,666	6,067	5,446
Total non-accrual commercial real estate loans	16,386	9,105	10,795	11,556	8,430

Non-accrual residential mortgages	7,037	6,485	6,276	5,608	7,066
Non-accrual home equity lines and loans	4,787	4,403	4,339	4,364	3,692
All other non-accrual consumer loans	1,731	1,705	1,916	1,595	1,705
Total non-accrual consumer loans	13,555	12,593	12,531	11,567	12,463

Total non-accrual loans	44,876	44,799	46,349	46,446	45,546

Restructured loans	7,715	10,006	9,109	7,314	8,362
Total non-performing loans	52,591	54,805	55,458	53,760	53,908

Other real estate owned and repossessed assets	1,278	1,569	1,899	2,729	3,029
Total non-performing assets	53,869	56,374	57,357	56,489	56,937

Loans 90+ days past due & still accruing	3,466	2,608	2,023	2,324	2,027
Total non-performing assets and loans 90+ days past due	$57,335	$58,982	$59,380	$58,813	$58,964

Allowance for loan losses	$96,367	$100,763	$104,533	$107,164	$110,955
Allowance for loan losses/non-performing loans	183.2%	183.9%	188.5%	199.3%	205.8%
Allowance for loan losses/non-performing assets and loans 90+ days past due	168.1%	170.8%	176.0%	182.2%	188.2%
Allowance for loan losses/total loans	1.81%	1.91%	1.99%	2.04%	2.12%
Provision/charge-offs, net	18.5%	24.9%	36.3%	28.4%	43.6%
Classified loans	$191,589	$218,615	$234,085	$242,560	$261,293
Classified loans/total loans	3.59%	4.14%	4.45%	4.62%	4.99%
Delinquent loans (d)	$29,435	$22,550	$22,512	$24,110	$24,048
Delinquent loans/total loans	0.55%	0.43%	0.43%	0.46%	0.46%

REGULATORY CAPITAL DATA
Tier 1 Capital	$936,738	$938,040	$924,922	$927,397	$982,148
Tier 1 Leverage Ratio	11.57%	11.67%	11.56%	11.63%	12.16%
Tier 1 Ratio	15.38%	15.63%	15.51%	15.41%	16.54%
Total Capital	$1,013,128	$1,013,371	$999,839	$1,002,999	$1,056,835
Total Capital Ratio	16.63%	16.89%	16.77%	16.67%	17.80%
Total Risk-Weighted Assets	$6,091,183	$6,001,065	$5,963,754	$6,016,630	$5,938,708

(d) Includes loans 30-89 days past due and loans 90+ days past due and still accruing.

Financial Update for National Penn Bancshares, Inc. (NPBC) for 12/31/2013

Unaudited, dollars in thousands except share and per share data
	As of
Earning Assets / Liabilities	12/31/2013	9/30/2013	6/30/2013	3/31/2013	12/31/2012
Loan portfolio composition (regulatory):
Commercial / industrial	$796,797	$820,669	$861,494	$857,728	$868,135
Commercial real estate (e)	1,926,978	1,913,180	1,887,908	1,863,381	1,838,681
Residential mortgage	1,181,020	1,170,750	1,185,986	1,191,075	1,234,425
Real estate construction and land development	256,483	234,945	201,316	180,298	161,341
Home equity	794,709	786,835	778,521	776,166	782,717
Consumer	209,729	205,446	201,580	201,349	208,856
Other	172,503	150,866	144,491	179,776	146,727
Total	5,338,219	5,282,691	5,261,296	5,249,773	5,240,882

Investment securities and other securities	2,381,475	2,364,681	2,313,358	2,333,548	2,334,739
Other earning assets	181,282	78,895	63,193	93,024	282,440
Total earning assets (net of loan loss reserve)	$7,804,609	$7,625,504	$7,533,314	$7,569,181	$7,747,106
(e) Includes owner occupied

Loan portfolio composition (internal):
Commercial & industrial
Business purpose, real estate secured	$885,135	$897,757	$901,205	$891,229	$886,160
Business purpose, not secured by real estate	939,121	935,857	976,281	1,000,141	977,875
Owner occupied commercial real estate
Permanent	589,765	585,807	609,615	604,278	599,729
Construction / development	46,415	41,088	31,058	32,603	30,523
Leasing	228	392	630	1,128	1,568
Total commercial & industrial	2,460,664	2,460,901	2,518,789	2,529,379	2,495,855

Commercial real estate
Non-owner occupied
Permanent	994,838	964,510	919,080	898,519	907,760
Construction / development	198,334	181,683	153,172	145,324	125,878
Total commercial real estate	1,193,172	1,146,193	1,072,252	1,043,843	1,033,638
Total commercial	3,653,836	3,607,094	3,591,041	3,573,222	3,529,493

Consumer
Residential mortgage (personal purpose)
Permanent	643,506	642,696	640,745	649,522	666,274
Construction	8,719	9,443	7,076	6,009	5,498
Total residential mortgages	652,225	652,139	647,821	655,531	671,772

Home equity and direct installment	193,089	208,333	220,401	237,088	254,014
Home equity lines of credit	569,519	550,417	530,104	507,347	500,372
Total home equity	762,608	758,750	750,505	744,435	754,386

Private banking credit lines	99,859	98,714	98,865	99,154	103,806
Indirect vehicle and other	164,740	163,242	160,775	162,497	167,095
All other consumer	264,599	261,956	259,640	261,651	270,901
Total consumer	1,679,432	1,672,845	1,657,966	1,661,617	1,697,059

Loans	5,333,268	5,279,939	5,249,007	5,234,839	5,226,552

Loans held-for-sale	4,951	2,752	12,289	14,934	14,330

Total loans	$5,338,219	$5,282,691	$5,261,296	$5,249,773	$5,240,882

Deposit composition:
Savings	$526,576	$518,430	$527,216	$520,223	$493,386
NOW accounts	1,655,425	1,958,116	1,545,659	1,471,185	1,472,985
Money market accounts	1,670,035	1,639,859	1,654,442	1,647,863	1,642,803
Time Deposits less than $100k	896,700	925,118	963,238	991,380	1,017,925
Time Deposits $100k or greater	353,791	367,387	389,781	633,626	417,065
Total interest bearing deposits	5,102,527	5,408,910	5,080,336	5,264,277	5,044,164

Non-interest bearing deposits	970,051	1,026,546	942,127	919,783	891,401

Total deposits	$6,072,578	$6,435,456	$6,022,463	$6,184,060	$5,935,565

Financial Update for National Penn Bancshares, Inc. (NPBC) for 12/31/2013

Unaudited, dollars in thousands except share and per share data
	Quarterly, as of										Twelve Months, as of
	12/31/2013		9/30/2013		6/30/2013		3/31/2013		12/31/2012		12/31/2013		12/31/2012
	Avg Bal	Yield	Avg Bal	Yield	Avg Bal	Yield	Avg Bal	Yield	Avg Bal	Yield	Avg Bal	Yield	Avg Bal	Yield

Total loans*	$5,256,841	4.17%	$5,229,366	4.19%	$5,244,930	4.27%	$5,223,015	4.37%	$5,206,227	4.55%	$5,238,606	4.25%	$5,193,376	4.72%
Investment securities*	2,375,732	3.50%	2,316,066	3.51%	2,334,594	3.53%	2,325,225	3.60%	2,323,243	3.63%	2,337,983	3.54%	2,317,591	3.84%
Interest earning deposits	89,530	0.17%	102,581	0.19%	94,788	0.17%	119,834	0.25%	276,078	1.28%	101,603	0.20%	285,956	0.48%

Total earning assets	7,722,103	3.92%	7,648,013	3.93%	7,674,312	4.00%	7,668,074	4.07%	7,805,548	4.16%	7,678,192	3.98%	7,796,923	4.30%
Total assets	8,384,990		8,310,626		8,326,499		8,298,815		8,440,642		8,330,415		8,424,322

Savings	524,647	0.10%	524,178	0.11%	525,494	0.11%	505,513	0.11%	488,195	0.11%	520,022	0.10%	486,160	0.12%
NOW accounts	1,873,519	0.14%	1,732,394	0.14%	1,543,649	0.14%	1,439,387	0.14%	1,463,488	0.14%	1,648,660	0.14%	1,362,573	0.15%
Money market accounts	1,649,960	0.23%	1,655,133	0.27%	1,646,691	0.29%	1,645,838	0.30%	1,630,449	0.30%	1,650,376	0.27%	1,649,152	0.35%
Time deposits	1,273,664	1.07%	1,312,810	1.09%	1,464,421	1.08%	1,507,667	1.10%	1,454,415	1.17%	1,388,789	1.08%	1,490,965	1.24%

Total interest bearing deposits	5,321,790	0.39%	5,224,515	0.42%	5,180,255	0.45%	5,098,405	0.47%	5,036,547	0.49%	5,207,847	0.43%	4,988,850	0.54%

Non-interest bearing deposits	984,037		963,625		913,311		876,700		886,858		933,849		882,140
Total deposits	6,305,827	0.33%	6,188,140	0.35%	6,093,566	0.38%	5,975,105	0.40%	5,923,405	0.41%	6,141,696	0.36%	5,870,990	0.46%

Customer repurchase agreements	529,541	0.30%	518,569	0.34%	523,585	0.35%	547,706	0.37%	551,334	0.37%	529,770	0.34%	533,325	0.40%
Repurchase agreements	50,000	4.87%	50,000	4.87%	63,736	3.92%	135,454	2.15%	75,000	4.25%	74,496	3.45%	80,820	4.30%
Short-term borrowings	54	—%	—	—%	—	—%	39,200	0.42%	1,087	0.37%	9,680	0.42%	342	0.29%
Federal Home Loan Bank advances (c)	190,670	2.68%	277,101	1.90%	348,814	1.59%	262,067	3.61%	463,397	3.79%	269,488	2.35%	537,569	4.28%
Subordinated debentures	77,321	2.76%	77,321	2.77%	77,321	2.85%	125,207	4.75%	144,377	5.07%	89,128	3.47%	144,451	5.14%
Total deposits and borrowings	7,153,413	0.44%	7,111,131	0.47%	7,107,022	0.50%	7,084,739	0.63%	7,158,600	0.76%	7,114,258	0.51%	7,167,497	0.88%
Total interest bearing liabilities	$6,169,376	0.52%	$6,147,506	0.54%	$6,193,711	0.57%	$6,208,039	0.72%	$6,271,742	0.87%	$6,180,409	0.59%	$6,285,357	1.00%

Net interest margin (FTE)		3.51%		3.49%		3.53%		3.49%		3.46%		3.51%		3.50%

Wealth assets under management	$2,504,717		$2,388,991		$2,285,199		$2,328,042		$2,256,319

*Fully taxable equivalent ("FTE") basis, using a 35% effective tax rate.

Financial Update for National Penn Bancshares, Inc. (NPBC) for 12/31/2013

Unaudited

STATES OF OPERATION AND BANKING OFFICES BY STATE (LATEST AVAILABLE DATA)
	Quarterly, as of
	12/31/2013	9/30/2013	6/30/2013	3/31/2013	12/31/2012
PA
Total number of retail branch offices	119	119	119	118	119
Total number of insured subsidiaries
(Bank & Thrift subsidiaries)	1	1	1	1	1
Total number of ATMs	124	124	124	124	124

MD
Total number of retail branch offices	1	1	1	1	1
Total number of insured subsidiaries
(Bank & Thrift subsidiaries)	—	—	—	—	—
Total number of ATMs	1	1	1	1	1

TOTAL
Total number of retail branch offices	120	120	120	119	120
Total number of insured subsidiaries
(Bank & Thrift subsidiaries)	1	1	1	1	1
Total number of ATMs	125	125	125	125	125

EOP employees (full-time equivalent)	1,631	1,632	1,666	1,657	1,648